MyTable

MyTable is a digital marketplace allowing users to connect directly with and hire a professional Chef to prepare a delicious in-home meal. Our mission is to disrupt and revolutionize the food industry by creating a community of local chefs with a passion for their craft and connecting them to dine



Invest

$100.00 minimum investment

Deadline September 21, 2020
in 2 months

Share Price
$4.00

Total Raised
$0

Valuation
$4,114,288

4(a)(6) offering provided by Netcapital Funding Portal, Inc. Security transfer functionality provided by Netcapital Systems LLC.

INTRODUCING MYTABLE

MyTable is a digital marketplace allowing users to connect directly with and hire a professional chef. The marketplace is operated via mobile applications (iOS and Android) and allows Chefs to operate as their own small business owner. Consumers connect with chefs directly and MyTable capitalizes on a 15% commission on each transaction. MyTable also looks to implement further B2B and user subscription models for additional revenue streams.

Headquartered in Boston, MA MyTable has grown to nationwide exposure and continues to expand into additional markets. Our Chef roster consists of ~4,000 Chef candidates across the country who we are actively onboarding.

Learn more about MyTable at www.mytableapps.com.

USE OF PROCEEDS

If the offering's maximum amount of $350,000 is raised:

Use	Value	% of Proceeds
Compensation for employees	$130,850	37.4%
Marketing	$75,000	21.4%
Chef Hires	$42,000	12.0%
Legal/Acct	$5,000	1.4%
Insurance	$7,000	2.0%
Marketing Agency	$48,000	13.7%
Platform	$25,000	7.1%
Intermediary fees	$17,150	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in MyTable Holdings Corp. This offering must raise at least $10,000 by September 21, 2020 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. MyTable may issue additional securities to raise up to $350,000, the offering's *maximum*.

$0 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

1,116,072 shares
× $4.00 per share
$4,464,288 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest offering statement

UPDATES

Jul 20, 2020 • Primary offering of 87,500 shares at $4.00

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UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.